EXHIBIT 99.1
Artes Medical Corporate Media Contact:
Brooke Chappell/Thea Lavin
Schwartz Communications, Inc.
415-512-0770
artes@schwartz-pr.com
Artes Medical Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
BioForm Medical Contact:
Adam Gridley
650-286-4025
Vice President, Corporate Development
BioForm Medical, Inc.
agridley@bioformmedical.com
Artes Medical to Receive $5.5 Million from BioForm Medical
Under Royalty Agreement
SAN DIEGO and SAN MATEO, CA — September 24, 2007 — Artes Medical, Inc. (Nasdaq: ARTE) and BioForm Medical, Inc. today announced that BioForm has elected to pre-pay all future royalty obligations to Artes Medical by making two payments totaling $5.5 million. These payments will replace any future royalty obligation of BioForm to Artes Medical under the October 31, 2005 settlement and license agreement between the companies.
About Artes Medical, Inc:
Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. Artes Medical’s initial product, ArteFill, is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of facial wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments. Artes Medical’s news releases and other information about Artes Medical and its FDA-approved product, ArteFill, are available on its web site at www.artesmedical.com and www.artefill.com.
About BioForm Medical, Inc.:
BioForm Medical, Inc. is a privately-held medical aesthetics company headquartered in San Mateo, California. BioForm is dedicated to bringing doctors and their patients safe and effective products for use in the dermatology, plastic surgery and ENT markets. BioForm’s products include Radiesse®, a long-lasting filler for use in facial aesthetics and vocal fold insufficiency, and Coaptite® for treating female stress urinary incontinence which is marketed through a partnership with Boston Scientific Corporation. BioForm has licensed U.S. marketing rights to Aethoxysklerol®, the worldwide leading sclerotherapy agent, which is currently being evaluated in a Phase III clinical trial. BioForm has also licensed BioGlue, a new surgical adhesive product for plastic surgery applications, which is being developed in a partnership with CryoLife, Inc. BioForm’s website address is www.bioformmedical.com.
Forward-Looking Statements:
This news release may contain forward-looking statements that are based on Artes Medical’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Artes Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include Artes Medical’s history of net losses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, and its future receipt of FDA approval to enhance the product label for ArteFill to extend the efficacy period of ArteFill beyond six months, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in Artes Medical’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and Artes Medical assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.